Exhibit 99.1

MetaVia Reports Third Quarter 2025 Financial Results

and Provides Corporate Update

Dosed the First Patient in the 8-Week 48 mg MAD Cohort of its Phase 1 Clinical Trial to Further Explore Non-Titrated Maximum Tolerated Dose of DA-1726 for the Treatment of Obesity; Top-Line Data Expected by Year-End 2025

$14.3 Million in Cash at End of Third Quarter is Expected to Fund the Company Into 2026

CAMBRIDGE, Mass., November 6, 2025 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced financial results for the third quarter ended September 30, 2025, and provided a corporate strategic update.

“During the third quarter and subsequently, we continued to make strong progress advancing our next-generation cardiometabolic portfolio, highlighted by the Phase 1 data for DA-1726 presented just recently at ObesityWeek® 2025,” stated Hyung Heon Kim, Chief Executive Officer of MetaVia. “These results further reinforce DA-1726’s potential as a differentiated dual oxyntomodulin (OXM) analog agonist for the treatment of obesity. As previously reported, the 32 mg cohort demonstrated a strong safety and tolerability profile without the need for titration, along with potentially best-in-class weight loss and waist circumference reduction. Participants achieved up to a 6.3% mean body-weight reduction and decreases in waist circumference of up to 3.9 inches, with effects sustained for two weeks after dosing ended. Newly reported pharmacokinetic (PK) data showed linear, dose-proportional exposure and an approximately 80-hour half-life, supporting the feasibility of once-weekly dosing.”

“Based on these encouraging findings, during the quarter we extended the Phase 1 study to include an 8-week, 48 mg cohort to assess longer-term efficacy, safety, and the non-titrated maximum tolerated dose. We expect to report results from this cohort by year-end, which will help inform the next stage of development and further demonstrate DA-1726’s potential as a best-in-class treatment for obesity.”

Mr. Kim continued, “With regard to our second asset, vanoglipel (DA-1241), a first-in-class oral GPR119 agonist, the 16-week Phase 2a results demonstrated meaningful reductions in liver fat, inflammation and fibrosis — three key drivers of metabolic dysfunction-associated steatohepatitis (MASH) progression. The data also highlighted vanoglipel’s dual anti-inflammatory and anti-fibrotic mechanisms, supporting its potential as a differentiated, hepatoprotective therapy with glucose-regulating benefits. This month, full data from the Phase 2a trial will be presented in a poster at the American Association for the Study of Liver Diseases (AASLD) Liver Meeting 2025. Additionally, we are preparing for an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) during the first half of 2026 to discuss the next stage of clinical development.”

Third Quarter 2025 and Subsequent Highlights

●	November 2025: Presented new Phase 1 and pre-clinical data on DA-1726 in two poster presentations at ObesityWeek® 2025. The Phase 1 data demonstrated favorable safety and tolerability, a newly characterized pharmacokinetic (PK) profile supporting once-weekly dosing, and meaningful reductions in body weight and waist circumference following four weeks of treatment. Additionally, in a diet-induced obesity (DIO) mouse model, DA-1726 achieved comparable weight loss to pemvidutide with superior lipid-lowering efficacy.

●	August 2025: Administered the fifth weekly dose for the first patient in the 8-week extended 48 mg, MAD cohort of the Phase 1 clinical trial of DA-1726 for the treatment of obesity. The cohort, extended to 8 weeks from 4 weeks, is designed to explore the non-titrated maximum tolerated dose, continue to explore safety over a longer treatment duration, and evaluate early efficacy.
●	August 2025: Announced a research collaboration with Syntekabio, Inc., a leading artificial intelligence (AI)-driven drug discovery company, to identify additional disease targets beyond MASH, and optimize the therapeutic profile of vanoglipel.
●	July 2025: Announced dosing of the first patient in the 48 mg MAD cohort of the Phase 1 clinical trial evaluating DA-1726 for the treatment of obesity, marking a key milestone achievement for this ongoing program.

Anticipated Clinical Milestones

●	DA-1726 in Obesity:
o	Data from the 8-week 48 mg MAD cohort to explore the non-titrated maximum tolerated dose is expected by year-end 2025.
●	Vanoglipel (DA-1241) in MASH:
o	The Company is currently working to schedule an end-of-Phase 2 meeting with the FDA during the first half of 2026.

Third Quarter Financial and Operating Results

●	Research and Development (R&D) Expenses were approximately $1.9 million for the third quarter ended September 30, 2025, as compared to approximately $4.5 million for the third quarter ended September 30, 2024. The decrease of approximately $2.6 million was primarily attributable to (i) $2.4 million in lower direct R&D expenses related to vanoglipel (DA-1241) product development and (ii) $0.4 million in lower direct R&D expenses related to DA-1726 product development. These decreases were partially offset by (i) $0.1 million in higher direct other R&D costs and (ii) $0.1 million in higher indirect consulting expenses. Included in direct R&D costs were expenses totaling $0.2 million and $0.7 million for the three months ended September 30, 2025 and 2024, respectively, related to investigational drug manufacturing, non-clinical and preclinical costs incurred under the Shared Services Agreement with Dong-A ST (related party).

R&D expenses were approximately $6.6 million for the nine months ended September 30, 2025, as compared to approximately $17.5 million for the nine months ended September 30, 2024. The approximately $10.9 million decrease was primarily attributable to (i) $7.6 million in lower direct R&D expenses related to vanoglipel (DA-1241) product development, (ii) $3.3 million in lower direct R&D expenses related to DA-1726 product development, and (iii) $0.1 million in lower direct other R&D costs. These decreases were partially offset by $0.1 million in higher indirect employee compensation and benefits cost and $0.1 million in higher indirect consulting expenses. Included in direct R&D costs were expenses totaling $2.6 million and $4.3 million for the nine months ended September 30, 2025 and 2024, respectively, related to investigational drug manufacturing, non-clinical and preclinical costs incurred under the Shared Services Agreement with Dong-A ST (related party).

●	General and Administrative (G&A) Expenses were approximately $1.6 million for the third quarter ended September 30, 2025, as compared to approximately $1.7 million for the third quarter ended September 30, 2024. The approximately $0.2 million decrease was primarily attributable to (i) $0.1 million in lower consulting expenditures, (ii) $0.1 million in lower employee compensation and benefits, and (iii) $0.1 million in lower other G&A expenses. These decreases were partially offset by $0.1 million in higher legal and professional fees.

G&A expenses were approximately $5.1 million for the nine months ended September 30, 2025, as compared to approximately $5.7 million for the nine months ended September 30, 2024. The approximately $0.6 million decrease was primarily attributable to (i) $0.9 million in lower consulting expenditures and (ii) $0.2 million in lower G&A expenses. These decreases were partially offset by (i) $0.4 million in higher legal and professional fees and (ii) $0.1 million in higher employee compensation and benefits.

●	Total Operating Expenses were approximately $3.5 million for the third quarter ended September 30, 2025, compared to approximately $6.3 million for the third quarter ended September 30, 2024. The approximately $2.8 million decrease was primarily attributable to lower R&D expenses.

Total Operating expenses were approximately $11.7 million for the nine months ended September 30, 2025, compared to approximately $23.2 million for the nine months ended September 30, 2024. The approximately $11.6 million decrease was primarily attributable to lower R&D and G&A expenses for the nine months ended September 30, 2025.

●	Total Other Income was approximately $0.1 million for the third quarter ended September 30, 2025, compared to approximately $0.6 million for the third quarter ended September 30, 2024. The approximately $0.5 million decrease was primarily attributable to (i) $0.2 million in lower interest income, net, due to lower cash balances and lower interest rates and (ii) $0.4 million related to the change in fair value of warrant liabilities. The Company recorded a loss of $0.1 million from the change in fair value of warrant liabilities during the three months ended September 30, 2025 compared to a gain of $0.3 million from the change in fair value of warrant liabilities during the three months ended September 30, 2024.

Total other income was approximately $0.6 million for the nine months ended September 30, 2025, as compared to approximately $0.8 million for the nine months ended September 30, 2024. The approximately $0.2 million decrease was primarily attributable to $0.3 million in lower interest income, net, due to lower cash balances and lower interest rates, partially offset by a $0.1 million increase in gain from change in fair value of warrant liabilities. The Company recorded a gain of $0.2 million from the change in fair value of warrant liabilities during the nine months ended September 30, 2025 compared to $0.1 million from the change in fair value of warrant liabilities during the nine months ended September 30, 2024.

●	Net Loss for the third quarter ended September 30, 2025, was $3.4 million, or $0.14 per basic and diluted share, based on 24,415,876 weighted average shares of common stock outstanding, compared with a net loss of $5.7 million, or $0.55 per basic and diluted share, based on 10,214,087 weighted average shares of common stock outstanding for the third quarter ended September 30, 2024.

Net loss for the nine months ended September 30, 2025, was approximately $11.0 million, or $0.63 per basic and diluted share, based on 17,517,322 weighted average shares of common stock outstanding, compared with a net loss of approximately $22.4 million, or $3.24 per basic and diluted share, based on 6,922,338 weighted average shares of common stock outstanding, for the nine months ended September 30, 2024.

●	Cash was $14.3 million as of September 30, 2025, compared with $16.0 million as of December 31, 2024. The company expects its cash position will be adequate to fund operations into 2026.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, vanoglipel demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", “potential”, "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's ability to execute on its commercial strategy; our expectations regarding the sufficiency of our existing cash on hand to fund our operations; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to MetaVia's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

- Tables to Follow -

MetaVia Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	As of
	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets
Cash	$14,277	$16,017
Prepaid expenses and other current assets	369	55
Total current assets	14,646	16,072
Property and equipment, net	22	34
Right-of-use asset	76	133
Other assets	21	21
Total assets	$14,765	$16,260
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,599	$3,879
Clinical trial accrued liabilities	1,562	1,696
Accrued expenses and other current liabilities	711	785
Warrant liabilities	167	361
Related party payable	3,316	1,472
Lease liability, short-term	79	78
Total current liabilities	8,434	8,271
Lease liability, long-term	—	58
Total liabilities	8,434	8,329
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value per share; 10,000 shares authorized and no shares issued or outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value per share, 100,000 shares authorized as of September 30, 2025 and December 31, 2024; 24,215 and 8,637 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	24	9
Additional paid–in capital	153,207	143,779
Accumulated deficit	(146,900)	(135,857)
Total stockholders’ equity	6,331	7,931
Total liabilities and stockholders’ equity	$14,765	$16,260

MetaVia Inc.

Consolidated Statements of Operations

(Unaudited - In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$1,914	$4,517	$6,561	$17,495
General and administrative	1,561	1,742	5,101	5,729
Total operating expenses	3,475	6,259	11,662	23,224
Loss from operations	(3,475)	(6,259)	(11,662)	(23,224)
Other income (expense)
(Loss) gain from change in fair value of warrant liabilities	(53)	297	194	94
Interest income, net	151	310	425	711
Total other income	98	607	619	805
Loss before income taxes	(3,377)	(5,652)	(11,043)	(22,419)
Provision for income taxes	—	—	—	—
Net loss and comprehensive net loss	$(3,377)	$(5,652)	$(11,043)	$(22,419)
Loss per share of common stock, basic and diluted	$(0.14)	$(0.55)	$(0.63)	$(3.24)
Weighted average shares of common stock, basic and diluted	24,415,876	10,214,087	17,517,322	6,922,338